Exhibit 23.5

[CAWLEY, GILLESPIE & ASSOCIATES, INC. LETTERHEAD]

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

The undersigned hereby consents to the references to our firm in the form and context in which they appear in this Amendment No. 2 to the Registration Statement on Form S-4 of Whiting Petroleum Corporation and the related proxy statement/prospectus that is a part thereof. We hereby further consent to the use in such Registration Statement and proxy statement/prospectus of information contained in our report setting forth the estimates of revenues from Whiting Petroleum Corporation’s oil and gas reserves as of January 1, 2004.

Sincerely,

/s/ Cawley, Gillespie & Associates, Inc.

Cawley, Gillespie & Associates, Inc.

May 26, 2004